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Exhibit 10.59

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August 4, 2004

Mr. Russell C. Clark
3251 Avenida La Cima
Carlsbad, CA 92009

Dear Russ:

        On behalf of Peregrine Systems, Inc. ("Peregrine" or "PSI") we would like to offer you the position, effective August 23, 2004 (the "Commencement Date"), of Vice President, Controller, and Chief Accounting Officer reporting to Ken Saunders, Executive Vice President, subject to the terms and conditions described below.

        1.    BASE SALARY.    Your starting salary will be $9,375 per semi-monthly pay period effective with your Commencement Date.

        2.    EMPLOYMENT TERM.    The term of your employment under this letter agreement (the "Employment Term") will begin on your Commencement Date and end when it is terminated in accordance with Section 6.

        3.    BONUS. (a) MICP.    You will be eligible to participate in Peregrine's Management Incentive Compensation Plan (MICP) with an annual target for fiscal year 2005 of $100,000. A copy of the summary plan description is attached; however, your MICP for FY 2005 targets will be 50% for the first half of fiscal 2005 prorated from your Commencement Date and 50% for the second half of fiscal 2005 (the period October 1, 2004 through March 31, 2005).

          (a)    Sign On.    In addition, a one-time signing bonus in the amount of $50,000 will be paid to you during your first payroll period with PSI, provided that this signing bonus must be repaid by you to Peregrine if you have a Voluntary Termination (as defined in Section 6(a) below) prior to August 23, 2005. Such repayment shall be made concurrent with your Voluntary Termination. Peregrine will have the right to offset any amounts otherwise payable to you by the amount of the signing bonus should you fail to make the repayment required hereby.

          (b)    Process Improvement Bonus.    You will be entitled to a one-time bonus in the amount of $75,000 in the event the finance department is successful in concluding a "soft" close for the month ending November, 2004 and a "hard" close for the quarter ending December 31, 2004, as determined in good faith by the Audit Committee of the Board of Directors, and PSI files its Quarterly Report on Form 10-Q for the quarter ending December 31, 2004 (the "December 2004 Form 10-Q") on a timely basis in accordance with applicable rules and regulations of the Securities and Exchange Commission ("SEC"), or, if such filing is not timely made, the financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the December 2004 Form 10-Q, each in form and substance as required by the applicable rules and regulations of the SEC, were completed in time to permit a timely filing. Such bonus, if payable, will be paid by March 15, 2005, if you have completed all of the foregoing performance obligations in the specified time period.

        4.    BENEFITS.    You will be eligible to participate in PSI's employee benefit plans of general application, including, without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. You will be eligible for vacation and sick leave ("PTO") in accordance with PSI polices in effect during the term of this letter agreement and will receive such other benefits as PSI generally provides to its other employees of comparable position and experience.

        5.    STOCK OPTIONS.    Subject to formal approval by the Compensation Committee of the Board of Directors, you will be granted options to purchase up to 60,000 shares of PSI common stock, subject to execution of this letter agreement and your executing a stock option agreement consistent with the terms and conditions of the 2003 Equity Incentive Plan (the "Plan"). The date of grant of the options will be the Commencement Date or date of formal approval by the Compensation Committee, whichever is later (the "Grant Date"), and the exercise price per share of the options will be the fair market value of PSI's common stock on the Grant Date as determined under the Plan. The options will vest 25% after the first 12 months, and in 36 equal monthly installments thereafter. Notwithstanding any provisions of the 2003 Equity Incentive Plan or the stock option grant agreement evidencing the options to the contrary, if a Change in Control or Fundamental Transaction (as defined in the Plan) occurs, then 100% of the portion of the options that are otherwise unvested as of the date of the Change of Control shall become vested as of the date of the Change of Control.

        6.    TERMINATION.    Your employment with PSI may be terminated by you or by PSI at any time for any reason as follows:

          (a)   You may terminate your employment upon sixty (60) days' prior written notice to PSI at any time in your discretion ("Voluntary Termination");

          (b)   PSI may terminate your employment upon written notice to you at any time following a determination by PSI that there is "Cause" as defined below, for such termination ("Termination for Cause");

          (c)   PSI may terminate your employment upon written notice to you at any time in the sole discretion of PSI without a determination that there is Cause for such termination ("Termination without Cause");

          (d)   Your employment will automatically terminate upon your death or upon your Disability (as defined below) ("Termination for Death or Disability"); or

          (e)   You may terminate your employment upon thirty (30) days' prior written notice (the "Notice Period") to PSI following a determination by you that there is "Good Reason" (as defined below) for such termination ("Termination for Good Reason"). Such termination will be effective at the end of the Notice Period if PSI has not substantially remedied the Good Reason for such termination.

        For purposes of this letter agreement, the term "Disability" shall mean a condition qualifying as a disability under PSI's disability insurance policy that renders you unable to perform your job responsibilities for a period of 180 consecutive days or 180 days in the aggregate in any 12-month period.

        For purposes of this letter agreement, "Cause" means (i) gross negligence or willful misconduct in the performance of your duties to PSI (other than as a result of a Disability); (ii) repeated and continued failure to perform your duties and responsibilities as a PSI employee (including but not limited to your compliance with any written policy of PSI) in good faith after having a reasonable opportunity to cure such failure following written notice of such failure; (iii) commission of any act of fraud or violation of any federal or state securities laws or any SEC rules and regulations with respect to PSI; or (iv) conviction of a felony or a crime involving moral turpitude if such felony or crime caused material harm to the business and affairs of PSI in the reasonable determination of PSI's Board of Directors. No act or failure to act by you shall be considered "willful" if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of PSI.

        For purposes of this letter agreement, "Good Reason" shall mean (i) a significant reduction of your duties, title, position or responsibilities relative to your duties, title, position or responsibilities in effect immediately prior to such reduction that is effected without your consent or agreement; (ii) a substantial reduction, without a reasonable business reason, of the facilities or perquisites available to you immediately prior to such reduction if such reduction is effected without your consent or agreement; (iii) a reduction by PSI of your base salary and target bonus as in effect immediately prior to such reduction if such reduction is effected without your consent or agreement (other than any such reduction that is effected on substantially a company-wide basis in order to reduce PSI's operating expenses); or (iv) the relocation of your primary office at PSI to a facility or location that is more than fifty (50) miles away from your primary office location immediately prior to such relocation, if such relocation is effected without your consent or agreement.

        7.    SEPARATION BENEFITS.    Upon termination of your employment with PSI for any reason, you will receive payment for all salary and earned but unused PTO accrued to the date of your termination of employment. Your benefits will be continued under PSI's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

          (a)   In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares or stock options.

          (b)   Subject to your compliance with Section 8, in the event of your Termination for Good Reason or Termination without Cause in a circumstance in which Section 7(c) is not applicable, you will be entitled to a severance payment equal to your annual base salary paid in 24 semi-monthly installments, plus 12 months of COBRA coverage, reimbursed by the Company, for medical, dental, and vision insurance subject to the same coverage levels and employee contribution rates as in effect prior to termination.

        PSI may discontinue reimbursement of COBRA expenses if you obtain substantially equal coverage through another employer within 12 months following your termination.

        For purposes of this letter agreement, the term "COBRA" shall mean the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), adopted as part of the Consolidated Omnibus Budget Reconciliation Act, which allow former employees of an employer to continue to receive health and medical benefits, at their expense, for a specified time period.

          (c)   Subject to your compliance with Section 8, in the event of a Change of Control (as defined below), you will be entitled to a payment equal to your annual base salary plus an amount equal to your target annual bonus under the MICP for fiscal 2005 (or, if higher, your MICP target bonus at the effective date of the Change of Control), provided you do not have a Voluntary Termination within 180 days of the effective date of the Change of Control. Such payment, if payable, will be paid on the 181st day following the effective date of the Change of Control. In the event of your termination by PSI or any successor corporation for any reason within 12 months following the effective date of a Change of Control, you will only be entitled to the payment set forth in this Subsection (c) (for purposes of clarity, you will not be entitled to any additional severance payment pursuant to Subsection (b)). A "Change of Control" means:

              (i)  the consummation of a merger or consolidation of PSI with or into another entity or any other corporate reorganization, if persons who were not stockholders of PSI immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

             (ii)  the sale, transfer or other disposition of all or substantially all of the assets of PSI;

            (iii)  a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors (or persons whose nomination for election as director has been approved by incumbent directors) are directors; or

            (iv)  any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of PSI representing at least 35% of the total voting power represented by PSI's then outstanding voting securities. For purposes of this Subsection (d), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of such Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of PSI or of a parent or subsidiary of PSI and (ii) a corporation owned directly or indirectly by the stockholders of PSI in substantially the same proportions as their ownership of the common stock of PSI.

        8.    RELEASE.    You agree that the severance payments you may be entitled to upon Termination without Cause or Termination for Good Reason or the payments you may be entitled to upon a Change of Control will not apply unless you (i) have executed a general release (in a form customarily used by PSI) of all known and unknown claims that you may then have against PSI and/or persons or entities affiliated with PSI, (ii) have agreed not to prosecute or bring any legal action or other proceeding based upon any of such claims and (iii) have agreed to provide transition assistance to PSI (or the surviving corporation) as requested and without further compensation for 3 months following the termination of employment.

        9.    CONFIDENTIALITY; NONSOLICITATION.    In light of the fact that the confidential information that you have acquired, and will acquire, is inextricably bound with your knowledge regarding the conduct of PSI's business activities, you agree that during the Employment Term, and for a period of one year thereafter, you will not provide any services, whether as an officer, director, proprietor, employee, partner, consultant, advisor, agent, sales representative or otherwise, nor will you own beneficially securities of any entity (except that, in the case of any entity whose equity securities are publicly-held, you may beneficially own up to 2% of the outstanding equity securities of such entity or any mutual fund holding securities of such entity) that, directly, competes with any of PSI's "Business" activities through the date of your termination of employment. PSI's Business is defined as service or asset management software solutions. You further agree that in light of the nature of PSI's business, and the life-cycle of product development, the one-year period provided for above shall apply regardless of the nature or reason for your termination and that it is reasonable and necessary in order to protect the confidential, proprietary and trade-secret information that you will acquire as a result of being the Vice President, Controller, and Chief Accounting Officer of PSI. Notwithstanding the foregoing, such restrictions shall not preclude you from providing any services to a distinct business unit of an entity if such unit does not compete with PSI's business activities, regardless of whether any other distinct business unit of such entity competes with PSI's business activities. You also, further and independently, agree that during your employment with PSI, and for a period of one (1) year after termination of your employment with PSI, you will not for any reason, whether directly or indirectly: (a) solicit, recruit, take away or attempt to take away, any employee or consultant of PSI or any of its affiliates, or induce (or attempt to induce) any employee or consultant of PSI or any of its affiliates to terminate his or its employment or services with PSI or any of PSI's affiliates; or (b) use any confidential or proprietary information of PSI or any of its affiliates to, directly or indirectly, solicit any customer of PSI or any of its affiliates or induce any customer of PSI or its affiliates to terminate its relationship with PSI or any PSI affiliate; provided, however, that this non-solicitation provision shall not prevent you from hiring any employee or consultant of PSI or any of its affiliates that you can demonstrate either (i) approached you independently without any prior direct or indirect solicitation or encouragement by you or on your part, or (ii) replied to a solicitation made to the general public without any direct or indirect solicitation or encouragement by you or on your part.

        10.    WITHHOLDING TAXES.    All compensation that is payable to you by PSI shall be subject to applicable withholding taxes. The Compensation Committee, in its discretion, may either withhold such taxes from any amount payable to you or may require you to pay such amount by cash or certified cashiers' check.

        11.    GOVERNING LAW.    This letter agreement will be governed by the internal laws of the State of California without reference to its conflict of laws provisions.

        12.    ARBITRATION

          (a)    General.    Any controversy, dispute, or claim between the parties to this agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with these provisions and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of San Diego, California.

          (b)    Selection of Arbitrator.    In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the "Independent" (or "Gold Card") list of retired judges or, at your option, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in stock options and buy-sell agreements) provided by the office of the American Arbitration Association having jurisdiction over San Diego, California. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

          (c)    Applicability of Arbitration; Remedial Authority.    This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

          (d)    Fees and Costs.    The costs and fees of the arbitrator and the arbitration proceeding shall be borne 50% by you and PSI. Each of you and PSI shall bear their own attorneys' fees and expenses.

          (e)    Award Final and Binding.    The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of these arbitration provisions, or other provision of this agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this agreement, and this agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to ensure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

        13.    ENTIRE AGREEMENT.    This letter agreement, your stock option agreement, your performance stock unit agreement and your employee invention assignment and confidentiality agreement with PSI contain the entire agreement and understanding of the parties with respect to the subject matter hereof. Except as provided in this letter agreement, no other agreements, representations or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this letter agreement have been made or entered into by either party with respect to the subject matter hereof.

        14.    SUCCESSORS AND ASSIGNS.    This letter agreement will be binding upon you (and your successors, heirs and assigns) and any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of PSI's business and/or assets. For all purposes of this letter agreement, the term "PSI" shall include any successor to PSI's business and/or asserts which becomes bound by this letter agreement.

        We look forward to your continued contributions as part of the PSI team.

Sincerely yours,
Mary Lou O'Keefe Sr. Vice President, Human Resources
By signing this letter, I am agreeing to the above:
Signature:		Date:
Russell C. Clark

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  Exhibit 10.59